Exhibit 4

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06460

March 17 , 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Subject:	General Electric Company Annual Report on Form 10-K for the fiscal year ended December 31, 1999 - File No. 1-35

 Dear Sirs:

Neither General Electric Company (the "Company") nor any of its consolidated subsidiaries has outstanding any instrument with respect to its long-term debt under which the total amount of securities authorized exceeds 10% of the total assets of the registrant and its subsidiaries on a consolidated basis. In accordance with paragraph (b)(4)(iii) of Item 601 of Regulation S-K (17 CFR Sec. 229.601), the Company hereby agrees to furnish to the Securities and Exchange Commission, upon request, a copy of each instrument which defines the rights of holders of such long-term debt.

Very truly yours,

GENERAL ELECTRIC COMPANY

 By:  James R. Bunt
Vice President and Treasurer